Exhibit 4.1

NUMBER	UNITS
U-

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP [  ]

RF ACQUISITION CORP.

UNITS CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK, ONE-HALF OF ONE REDEEMABLE WARRANT, AND ONE RIGHT

EACH WHOLE WARRANT ENTITLING THE HOLDER TO PURCHASE ONE SHARE OF CLASS A COMMON STOCK

EACH RIGHT ENTITLING THE HOLDER TO PURCHASE ONE-TENTH OF ONE SHARE OF CLASS A COMMON STOCK

THIS CERTIFIES THAT                                          is the owner of              Units of RF Acquisition Corp., a Delaware corporation (the “Company”), transferrable on the books of the Company in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

Each Unit (“Unit”) consists of one (1) share of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the Company, one-half of one redeemable warrant (each whole warrant, a “Warrant”) and one right to purchase one-tenth of one share of Class A common stock (the “Right”). Each Warrant entitles the holder to purchase one share of Class A Common Stock (subject to adjustment) for $11.50 per share (subject to adjustment). Each Warrant will become exercisable thirty (30) days after the Company’s completion of a merger, stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”) and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”). The Class A Common Stock, Rights, and Warrants comprising the Units represented by this certificate are not transferable separately prior to                                  , 2022, unless EarlyBirdCapital, Inc. elects to allow separate trading earlier, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the Company’s initial public offering and issuing a press release announcing when separate trading will begin. No fractional Warrants nor fractional share of Class A Common Stock will be issued upon separation of the Units. The terms of the Warrants are governed by a Warrant Agreement, dated as of                                  , 2022 (the “Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 1 State Street, 30th Floor, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signature of a duly authorized signatory of the Company.

Authorized Signatory

Transfer Agent

RF Acquisition Corp.

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of equity or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT	—	___________ Custodian ___________
(Cust) (Minor)
TEN ENT	—	as tenants by the entireties
Under Uniform Gifts to Minors Act
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common
(State)

Additional abbreviations may also be used though not in the above list.

For value received,                                       hereby sell, assign and transfer unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE)

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Units represented by the within certificate, and do hereby irrevocably constitute and appoint Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).

As more fully described in, and subject to the terms and conditions described in, the Company’s final prospectus for its initial public offering dated                                     , the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering in the event that (i) the Company redeems the shares of Class A Common Stock sold in its initial public offering and liquidates because it does not consummate an initial Business Combination within the time period set forth in the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time, or (ii) if the holder(s) properly redeem for cash his, her or its respective shares of Class A Common Stock included in the Units represented by this certificate in connection with (x) a tender offer (or proxy solicitation, solely in the event the Company seeks stockholder approval of the proposed initial Business Combination) setting forth the details of a proposed initial Business Combination or (y) a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with our initial Business Combination or to redeem 100% of the shares of Class A Common Stock if it does not consummate an initial Business Combination within the time set forth in the Company’s Amended and Restated Certificate of Incorporation or (B) with respect to any other material provisions relating to stockholders' rights or pre-initial Business Combination activity, as the same may be amended from time to time. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.